                                                                      Exhibit 11


                           THE PROGRESSIVE CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                      (MILLIONS - EXCEPT PER SHARE AMOUNTS)

Years Ended December 31,                     2000                1999                1998
                                      ------------------   -----------------   -----------------
                                                     Per                 Per                 Per
                                      Amount       Share   Amount      Share   Amount      Share
                                      ------------------   -----------------   -----------------
BASIC:
Net income                            $ 46.1       $ .63   $295.2      $4.05   $456.7      $6.30
                                      ==================   =================   =================
Average shares outstanding              73.2                 72.9                72.5
                                      ======               ======              ======


DILUTED:
Net income                            $ 46.1       $ .62   $295.2      $3.96   $456.7      $6.11
                                      ==================   =================   =================
Average shares outstanding              73.2                 72.9                72.5
Net effect of dilutive stock options     1.1                  1.7                 2.2
                                      ------               ------              ------
Total                                   74.3                 74.6                74.7
                                      ======               ======              ======